EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the common stock, $0.0001 par value per share (the “Shares”) of NextNRG, Inc., a Delaware corporation, dated as of February 19, 2025, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 19, 2025		/s/ Michael Farkas
	Name:	Michael Farkas

SIF Energy LLC

Dated: February 19, 2025	By:	/s/ Michael Farkas
	Name:	Michael Farkas
	Title:	Manager

Balance Labs, Inc.

Dated: February 19, 2025	By:	/s/ Michael Farkas
	Name:	Michael Farkas
	Title:	Chief Executive Officer

Inductive Holdings LLC

Dated: February 19, 2025	By:	/s/ Michael Farkas
	Name:	Michael Farkas
	Title:	Chief Executive Officer